                                                                     EXHIBIT 2.1

================================================================================




                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            FORRESTER RESEARCH, INC.,

                                  NEIL BRADFORD

                                       AND

                                  WILLIAM REEVE




                         Dated as of November 15, 1999




================================================================================

                                TABLE OF CONTENTS


ARTICLE I

     PURCHASE AND SALE OF THE SHARES...........................................1
          SECTION 1.1   Basic Transaction......................................1
          SECTION 1.2   Purchase Price.........................................1
          SECTION 1.3   The Closing............................................2
          SECTION 1.4   Material Adverse Effect................................3

ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF THE SELLERS.............................3
          SECTION 2.1   Sellers................................................3
          SECTION 2.2   Authority..............................................3
          SECTION 2.3   Noncontravention.......................................3
          SECTION 2.4   The Shares.............................................4
          SECTION 2.5   Insolvency Matters.....................................4
          SECTION 2.6   Regulation D Matters...................................4

ARTICLE III

     REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.....................5
          SECTION 3.1   Organization and Qualification and Other Equity
                        Interests..............................................6
          SECTION 3.2   [Intentionally Omitted]................................6
          SECTION 3.3   Memorandum and Articles of Association.................6
          SECTION 3.4   Capitalization.........................................6
          SECTION 3.5   No Conflict; Required Filings and Consents.............7
          SECTION 3.6   Compliance, Permits....................................7
          SECTION 3.7   Financial Accounts.....................................8
          SECTION 3.8   Absence of Certain Changes or Events...................9
          SECTION 3.9   Pooling Matters........................................9
          SECTION 3.10   No Undisclosed Liabilities...........................10
          SECTION 3.11   Absence of Litigation................................10
          SECTION 3.12   Employee Matters.....................................10
          SECTION 3.13   Labor Matters........................................11
          SECTION 3.14   Restrictions on Business Activities..................12
          SECTION 3.15   Title to Property....................................12
          SECTION 3.16   Taxes................................................12
          SECTION 3.17   Environmental Matters................................17
          SECTION 3.18   Intellectual Property................................18
          SECTION 3.19   Insurance............................................20

          SECTION 3.20   Accounts Receivable..................................20
          SECTION 3.21   [Intentionally Omitted]. ............................20
          SECTION 3.22   Change in Control Payments...........................20
          SECTION 3.23   Expenses.............................................20
          SECTION 3.24   Insolvency Matters...................................21
          SECTION 3.25   Predecessor Status, etc..............................22
          SECTION 3.26   Delinquent and Wrongful Acts.........................22
          SECTION 3.27   Transactions with Affiliates.........................22
          SECTION 3.28   Full Disclosure......................................22

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF THE BUYER..............................22
          SECTION 4.1   Organization and Qualification; Subsidiaries..........22
          SECTION 4.2   Charter and By-Laws...................................23
          SECTION 4.3   Authority Relative to this Agreement..................23
          SECTION 4.4   No Conflict, Required Filings and Consents............23
          SECTION 4.5   SEC Filings; Financial Statements.....................24
          SECTION 4.6   Absence of Litigation.................................24
          SECTION 4.7   Brokers...............................................24
          SECTION 4.8   Full Disclosure.......................................25
          SECTION 4.9   Authorization and Reservation of Buyer Common Stock...25
          SECTION 4.10   No Adverse Change....................................25

ARTICLE V

     CONDUCT OF BUSINESS PENDING THE CLOSING..................................25
          SECTION 5.1   Conduct of Business by the Company Pending the
                        Closing...............................................25
          SECTION 5.2   No Solicitation.......................................27

ARTICLE VI

     ADDITIONAL AGREEMENTS....................................................28
          SECTION 6.1   Access to Information; Confidentiality................28
          SECTION 6.2   Consents; Approvals; Further Actions..................28
          SECTION 6.3   Notification of Certain Matters.......................28
          SECTION 6.4   [Intentionally Omitted]...............................29
          SECTION 6.5   Public Announcements..................................29
          SECTION 6.6   Conveyance Taxes......................................29
          SECTION 6.7   Pooling Accounting Treatment..........................29
          SECTION 6.8   Listing of Buyer Common Stock.........................29
          SECTION 6.9   Pooling Restrictions..................................29

ARTICLE VII

     CONDITIONS TO CLOSING....................................................31
          SECTION 7.1   Conditions to Obligation of Each Party to Closing.....31
          SECTION 7.2   Additional Conditions to Obligations of Buyer.........31
          SECTION 7.3   Additional Conditions to Obligation of the Sellers....33

ARTICLE VIII

     TERMINATION..............................................................34
          SECTION 8.1   Termination...........................................34
          SECTION 8.2   Effect of Termination.................................34
          SECTION 8.3   Fees and Expenses.....................................35

ARTICLE IX

     INDEMNIFICATION..........................................................35
          SECTION 9.1   Survival of Representations and Warranties............35
          SECTION 9.2   Indemnification by the Sellers........................36
          SECTION 9.3   Indemnification by the Buyer..........................36
          SECTION 9.4   Third Person Claims...................................36
          SECTION 9.5   Limitations on Indemnification........................38
          SECTION 9.6   Adjustment of Buyer Common Stock......................38
          SECTION 9.7   No Contribution.......................................38
          SECTION 9.8   No Offset Against Wages...............................38
          SECTION 9.9   Sole and Exclusive Remedy.............................38

ARTICLE X

     GENERAL PROVISIONS.......................................................39
          SECTION 10.1   Survival,Etc.........................................39
          SECTION 10.2   Notices..............................................39
          SECTION 10.3   Certain Definitions..................................40
          SECTION 10.4   Amendment............................................40
          SECTION 10.5   Waiver...............................................40
          SECTION 10.6   Headings.............................................40
          SECTION 10.7   Severability.........................................41
          SECTION 10.8   Entire Agreement.....................................41
          SECTION 10.9   Assignment...........................................41
          SECTION 10.10   Parties in Interest.................................41
          SECTION 10.12   Failure or Indulgence Not Waiver; Remedies
                          Cumulative..........................................41
          SECTION 10.13   Brokers.............................................42
          SECTION 10.14   Governing Law.......................................42

          SECTION 10.15   Counterparts........................................42

                                  EXHIBIT LIST



Exhibit A           Disclosure Letter

Exhibit 7.2(g)      Form of Employment Agreement

Exhibit 7.2(h)      Form of Noncompetition Agreement

Exhibit 7.2(i)      Form of Option Exchange and Cancellation Agreement

Exhibit 7.2(j)      Form of Release

Exhibit 7.3(f)      Form of Registration Right Agreement

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT is dated as of November 15, 1999 (this "AGREEMENT"), among Forrester Research, Inc., a Delaware corporation (the "BUYER"), and Neil Bradford and William Reeve (each a "SELLER" and collectively the "SELLERS").

                                    RECITALS

         WHEREAS, the Buyer is a corporation organized and existing under the laws of the State of Delaware;

         WHEREAS, the Sellers are the beneficial owners and registered holders of all of the issued shares (the "SHARES") in the capital of Fletcher Research Limited, a limited liability company registered in England and Wales (with registration number 3400112) (the "COMPANY");

         WHEREAS, the Buyer desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to the Buyer; and

         WHEREAS, the payments provided for herein and the agreements set forth herein constitute good and valuable consideration to the Sellers and the Sellers acknowledge that the Buyer is relying upon the promises and indemnities made by the Sellers herein as a material inducement to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                         PURCHASE AND SALE OF THE SHARES

         SECTION 1.1 Basic Transaction. Each of the Sellers hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Sellers, at the Closing, subject to and upon the terms and conditions contained herein, all of the Shares held by such Seller.

         SECTION 1.2 Purchase Price. The aggregate purchase price (the "PURCHASE PRICE") which the Buyer shall pay for all of the Shares and the Company Option (defined below), and in consideration of the agreements and covenants of the Sellers contained herein, is $19,000,000 payable as provided below:

         (a) At the Closing, the Buyer shall issue to each of the Sellers in respect of each Share held by such Seller the number of shares of common stock, $0.01 par value per share, of the Buyer ("BUYER COMMON STOCK") equal to the quotient of (x) $19,000,000 divided by the average of the closing prices of Buyer Common Stock on the Nasdaq National Market (as reported in the Eastern edition of THE WALL STREET JOURNAL) during the period of 30 trading days ending on the second trading day immediately preceding the Closing Date (the "CLOSING AVERAGE PRICE") DIVIDED BY (y) the sum of the number of Shares outstanding on the Closing Date plus the number of Option Shares (defined below) for which the Company Option (as defined below) would otherwise be exercisable upon consummation of the transaction contemplated hereby.

         (b) STOCK OPTIONS. At the Closing, Buyer will, in exchange for and in respect of the option (the "COMPANY OPTION") to acquire shares (the "Option Shares") of the Company held by Robert Dowson pursuant to the Share Option Agreement between the Company and Dowson (the "DOWSON AGREEMENT"), issue, pursuant to the Amended and Restated Forrester Research, Inc. 1996 Equity Incentive Plan (the "Equity Incentive Plan"), an option (the "NEW OPTION") to acquire the number of shares of Buyer Common Stock equal to the product of (i) the quotient of (x) $19,000,000 DIVIDED BY the Closing Average Price, DIVIDED BY
(y) the sum of the number of Shares outstanding on the Closing Date plus the number of Option Shares for which the Company Option would otherwise be exercisable upon consummation of the transaction contemplated hereby MULTIPLIED BY (ii) the number of Option Shares for which the Company Option would otherwise be exercisable upon consummation of the transactions contemplated hereby. The exercise price per share of Buyer Common Stock (increased to the nearest whole cent) issuable upon exercise of the New Option shall be equal to the aggregate exercise price for the Company Option divided by the number of shares of Buyer Common Stock into which the New Option will be exercisable as of the Closing Date, subject to the terms and conditions of the Equity Incentive Plan.

         SECTION 1.3 The Closing. The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110, or at such other place as may be agreed to by the Buyer and the Sellers, on November 15, 1999 or on such date not later than December 1, 1999 as may be agreed to by the Buyer and the Sellers (the "CLOSING DATE").

         (a) At the Closing:

                  (i) the Sellers shall deliver, and shall cause the Company to deliver, to the Buyer the various certificates, instruments and documents referred to in Section 7.2 below;

                  (ii) the Buyer shall deliver to the Sellers the various certificates, instruments and documents referred to in Section 7.3 below;

                  (iii) the Sellers will deliver to the Buyer stock certificates representing the Shares, accompanied by duly executed stock transfer forms which effectively transfer beneficial ownership of the Shares to Buyer; and

                  (iv) the Buyer shall deliver to the Sellers the Buyer Common Stock issuable at the Closing, as required by Section 1.2(a).

         SECTION 1.4 Material Adverse Effect. When used in connection with the Company, or Buyer or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is likely to be materially adverse to the business, properties, assets (including intangible assets), prospects, financial condition or results of operations of the Company or Buyer and its subsidiaries, as the case may be, in the case of the Buyer taken as a whole, or (b) is or is delaying or preventing or is reasonably likely to delay or prevent, the consummation of the transactions contemplated hereby.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers hereby represents and warrants to the Buyer, as to himself but not as to any other Seller as follows:

         SECTION 2.1 Sellers. Such Seller is an individual residing at the address indicated on the signature page hereto.

         SECTION 2.2 Authority. Such Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. Such Seller has the right to transfer legal and beneficial title to the Shares indicated on the signature page hereto. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Such Seller need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any other third party in order to consummate the transactions contemplated by this Agreement.

         SECTION 2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statue, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which such Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other legally binding arrangement to which such Seller is a party or by which he is bound or to which any of his assets is subject.

         SECTION 2.4 The Shares. Such Seller is the registered holder of and owns beneficially that number and type of the issued Shares of the Company indicated below his name on the signature page hereto, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), mortgages, pledges, liens, encumbrances, charges, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands ("LIENS"). Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

         SECTION 2.5 Insolvency Matters.

         (a) No bankruptcy order has been made in respect of such Seller or a petition for such an order presented.

         (b) No application has been made in respect of such Seller for an interim order under Section 253 Insolvency Act.

         (c) Such Seller is not unable to pay or to have no reasonable prospect of being able to pay any debt as those expressions are defined in Section 268 Insolvency Act.

         (d) No person has been appointed by the court to prepare a report in respect of such Seller under Section 273 Insolvency Act.

         (e) No interim receiver has been appointed of the property of such Seller under Section 286 Insolvency Act.

         (f) No unsatisfied judgment is outstanding against such Seller.

         SECTION 2.6 Regulation D Matters.

         (a) Such Seller is an "accredited investor" within the meaning of Rule 501(a) of Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         (b) Such Seller has sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in Buyer Common Stock.

         (c) Such Seller is acquiring the Buyer Common Stock for investment for his own account and not with a view to, or for resale in connection with, any unregistered distribution thereof and has no present intention to sell, convey, dispose of or otherwise distribute any interest in or risk related to the Buyer Common Stock issued hereunder except pursuant to an effective registration statement or in a manner consistent with the requirements of the Securities Act and the specific exemption from the registration requirements of the Securities Act relied upon by Buyer. Such Seller understands that the Buyer Common Stock he shall receive has not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

         (d) Such Seller confirms that he understands and has fully considered for purposes of this investment the risks of this investment and that (i) this investment is suitable only for an investor who is able to bear the economic consequences of losing his entire investment, (ii) the Buyer Common Stock is a speculative investment which involves a high degree of risk of loss by the undersigned of his investment therein, and (iii) there are substantial restrictions on the transferability of the Buyer Common Stock, and accordingly, it may not be possible for the undersigned to liquidate his investment in the case of emergency.

         (e) Such Seller confirms that he is able (i) to bear the economic risk of this investment, (ii) to hold the Buyer Common Stock for a substantial period of time, and (iii) presently to afford a complete loss of his investment.

         (f) Such Seller confirms that he and his representatives and advisors have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Buyer concerning the terms and conditions of the transactions contemplated by this Agreement and the business and prospects of the Buyer, and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense and without breach of confidentiality obligations, necessary to verify the accuracy of the information set forth in Buyer's SEC Reports (as defined below).

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         Each of the Sellers, jointly and severally, makes the following representations and warranties to Buyer:

         SECTION 3.1 Organization and Qualification and Other Equity Interests. The Company is a limited company duly incorporated under English law and has the requisite corporate power and authority necessary to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. The Company does not have, and has never had, any Subsidiary, and, except as set forth in SECTION 3.1 of the Disclosure Letter attached hereto as EXHIBIT A (the "DISCLOSURE LETTER"), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.2 [Intentionally Omitted].

         SECTION 3.3 Memorandum and Articles of Association. Accurate particulars of the Company are set out in SECTION 3.3 of the Disclosure Letter. Attached to SECTION 3.3 are complete and correct copies of the Memorandum and Articles of Association of the Company as amended to date. Such Memorandum and Articles of Association are in full force and effect. The Company is not in violation of any of the provisions of its Memorandum and Articles of Association. The register of members and minute books previously made available to the Buyer are complete and correct.

         SECTION 3.4 Capitalization. The authorized share capital of the Company consists of 100,000 ordinary shares (the "ORDINARY SHARES"), of which 10,000 shares are issued and outstanding. All of such shares have been validly issued and fully paid and are held by the Sellers in the amounts specified below their respective names on the signature pages hereto. No change in such capitalization of the Company has occurred during the twenty-four-month period ending on the date hereof. Except as described in SECTION 3.4 of the Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any share capital of, or other equity interests in, the Company. Except as set forth in SECTION 3.4 of the Disclosure Letter, the Company has never paid any dividends or redeemed any shares of its capital stock. There are no obligations, contingent or otherwise, of the Company to pay dividends or to repurchase, redeem or otherwise acquire any share capital of the Company.

         SECTION 3.5 No Conflict; Required Filings and Consents.

         (a) SECTION 3.5 of the Disclosure Letter includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, leases or other similar obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements or any similar agreement to which the Company is a party or by which it is bound and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company of less than $10,000 in any single instance but not more than $50,000 in the aggregate (collectively, the "CONTRACTS").

         (b) Except as set forth in Section 3.5(b) of the Disclosure Letter (i) the Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the Contracts, (ii) to the best knowledge of the Company or the Sellers, no other party to any of the Contracts has breached or is in default of any of its obligations thereunder, and (iii) each of the Contracts is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that are immaterial in amount and significance.

         (c) The execution and delivery by the Sellers does not, and the performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Memorandum and Articles of Association of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, "LAWS") to which the Company is subject or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien other restriction on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except in any case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.6 Compliance, Permits.

         (a) The Company is not in conflict with, or in default or violation of any Law applicable to the Company or by which any of its properties is bound or affected.

         (b) The Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary for the operation of the business of the Company as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

         SECTION 3.7 Financial Accounts.

         (a) As used herein "Accounts" means the audited financial statements of the Company, prepared in accordance with the Companies Acts, for the accounting reference period ended on July 31, 1999 (the "ACCOUNTS DATE") each of which financial statement comprises a balance sheet, profit and loss account, notes, auditors' and directors' reports, a statement of the source and application of funds or cash flow statement, a copy of which has for the purpose of identification only been signed by the Sellers' accountants and delivered to the Buyer and its legal counsel.

         (b) The Accounts:

                  (i) were prepared in accordance with accountancy practices generally accepted in the United Kingdom at the time they were audited and commonly adopted by companies carrying on businesses similar to those carried on by the Company;

                  (ii) are complete and accurate in all respects and in particular include full provisions for bad and doubtful debts, for old depreciated and unsaleable stock and for Taxation (as defined in Section 3.16) on profits (whether of an income or capital nature) relating to any period ending on or before the date to which they are respectively made up;

                  (iii) show a true and fair view of the state of affairs of the Company, at each accounting reference date to which the Accounts relate; and

                  (iv) except as the Accounts expressly disclose, are not affected by any unusual or non-recurring items.

         (c) At the Accounts Date the Company did not have any liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not adequately disclosed or provided for in the Accounts.

         (d) The accounting records of the Company have been kept on a proper and consistent basis, are up-to-date and contain complete and accurate details of the business activities of the Company and of all matters required by the Companies Acts to be entered in them.

         (e) An audited balance sheet of the Company as of the date of this agreement and an audited profit and loss account of the Company for the period from the Accounts Date up to the date of this agreement prepared on the same policies, practices and bases as the Accounts would show that the net tangible assets of the Company (after taking account of the profit or loss for the period ending on the date of this agreement) would not be less than the net tangible assets as at the Accounts Date shown in the Accounts and that the respective levels of turnover (both by value and by volume) and the gross and net profit margins were at least as high during the corresponding period in the preceding year.

         (f) Except as set forth in SECTION 3.7(f) of the Disclosure Letter, all books debts shown in the Accounts have been realized for an aggregate sum not being less than that shown in the Accounts and no indication has been received that any debt now owing to the Company is bad or doubtful.

         SECTION 3.8 Absence of Certain Changes or Events. Since the Accounts Date, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Memorandum and Articles of Association of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that has had or is reasonably likely to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material sale or revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale of the property or assets of the Company, except in the ordinary course of business;
(g) any termination, or modification, by any of the Company=s clients of its business relationship with the Company or any receipt by the Company of notice from any of its clients that it intends to, or is considering a termination or material modification of its business relationship with the Company, other than any such termination or modification that would not have a Material Adverse Effect; or (h) any other action or event that would have required the consent of Buyer pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

         SECTION 3.9 Pooling Matters. Except as set forth in SECTION 3.9 of the Disclosure Letter, the Sellers represent and warrant as follows: (i) initial contact made between the Sellers and Forrester with respect to the transaction was on July 1, 1999, (ii) the Company is autonomous and has not been a subsidiary or division of another company at any time during the two years preceding the initiation date of the transaction contemplated hereby, (iii) at the initiation date of the transaction contemplated hereby, neither the Company nor any Seller had any investment or right to purchase an investment of any kind in equity securities of Forrester, nor do any of them have any other business relationship with Forrester, (iv) there were no changes in equity interests of the Company during the two years preceding the initiation date of the transaction, (v) the Company has not reacquired any of its ordinary shares for the purposes of the transaction and none are planned during the period between the date hereof and the Closing Date, (vi) the Company has not had any significant disposals of assets during the two years preceding the initiation date and none are planned during the period between the date hereof and the Closing Date and, (vii) none of the Sellers have entered into any agreement that would restrict his voting rights with respect to the Buyer Common Stock to be issued pursuant to this Agreement. The transaction contemplated hereby is to be effected and completed at the Closing Date all as set forth in this Agreement. The Sellers understand and acknowledge that the accuracy of the representations in this Section may affect the ability of the Buyer to account for the purchase of Shares as a pooling of interests. The failure of this representation to be true and correct, shall, if the purchase of the Shares is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by the Company and the Sellers for the purposes of
Section 8.1(e).

         SECTION 3.10 No Undisclosed Liabilities. To the best knowledge of the Sellers, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities or obligations (a) adequately reflected or reserved for in the most recent Accounts, (b) current liabilities incurred since the Accounts Date in the ordinary course of business consistent with past practice, or (c) incurred in connection with this Agreement.

         SECTION 3.11 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Company or the Sellers, threatened against the Company or any properties or rights of the Company before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body. There are no claims pending or threatened against any of the Company or the Sellers which would prevent or materially delay the consummation of the transaction contemplated hereunder.

         SECTION 3.12 Employee Matters.

         (a) A list of the names, jobs and short details of the terms of employment of every employee of the Company and the years of continuous service for redundancy purposes of that employee are set out in SECTION 3.12(a) of the Disclosure Letter.

         (b) A list of the name, jobs and full details of the terms of employment (including the emoluments) of every employee of the Company and of every director who is also an employee (collectively "SENIOR EMPLOYEES") and the years of continuous service for redundancy purposes of that employee, are set out in SECTION 3.12(b)of the Disclosure Letter.

         (c) Full particulars of the terms of all consultancy agreements with the Company are contained in SECTION 3.12(c)of the Disclosure Letter.

         (d) Full details of any benefit received by any Senior Employee otherwise than in cash, and of any benefit received by any such employee in cash which is related to sales, profits or performance, or which is otherwise variable (other than normal overtime), are set out in SECTION 3.12(d)of the Disclosure Letter.

         (e) Except as described in SECTION 3.12(e) of the Disclosure Letter and except as may otherwise be provided in the Employment Agreements (as defined below), any contract of employment with any director or employee to which the Company is a party can be terminated by the Company without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice applicable to that contract which is specified in
Section 86 of the Employment Rights Act 1996 of England and Wales.

         (f) Except as set forth in SECTION 3.12(f) of the Disclosure Letter, no director or employee of the Company has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any director or employee or former director or employee of the Company is in arrears and unpaid other than his salary for the month current at the date of this agreement.

         (g) Except as set forth in SECTION 3.12(g) of the Disclosure Letter, since the Accounts Date, no change has been made in the emoluments or other terms of engagement of any directors or employee of the Company, and no such change, and except for increases made in accordance with normal industry practice no negotiation or request for such a change, is due or expected within six months from the date of this agreement.

         (h) Except in respect of any pension scheme described in SECTION 3.12(h) of the Disclosure Letter, the Company is not paying, and is not under any liability (actual or contingent) to pay or secure (other than by payment of employers' contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of year of service.

         (i) Except as set forth in SECTION 3.12 (i) of the Disclosure Letter, the Company has no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation (as defined in Section 3.16) or other impost arising in connection with the employment or engagement of personnel by the Company.

         (j) The Company has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees, and there are no claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

         SECTION 3.13 Labor Matters. (i) There are no controversies pending or, to the best knowledge of the Company or the Sellers, threatened between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract or similar contract applicable to persons employed by the Company, nor does the Company or any Seller know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any Seller has knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

         SECTION 3.14 Restrictions on Business Activities. Except for this Agreement, or as set forth in Section 3.14 of the Disclosure Letter, to the best of the Sellers' or the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company or any other person which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company as currently conducted or as proposed to be conducted by the Company.

         SECTION 3.15 Title to Property. The Company has good and marketable title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect. SECTION 3.15 of the Disclosure Letter sets forth a complete and correct list of all leases of real estate and personal property (collectively "LEASES") to which the Company is a party. True and complete copies of all Leases have been furnished to the Buyer. Except as set forth in Section 3.15 of the Disclosure Letter, all of the Leases are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Sellers and the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default thereunder). Apart from leases, the Company does not own any interest of any nature whatsoever in any real property.

         SECTION 3.16 Taxes. As used herein, "Tax/tax" or "Taxation" means and includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere and whenever imposed, and all penalties, charges, costs and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort;

         (a) Except as set forth in SECTION 3.16(a) of the Disclosure Letter, the Company has no liability in respect of Taxation (whether actual or contingent) that is not fully disclosed or provided for in the Accounts and, in particular, has no outstanding liability for:

                  (i) Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

                  (ii) for purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Accounts Date that is not provided for in full in the Accounts.

         (b) The amount of the provision for deferred Taxation in respect of the Company contained in the Accounts was, at the Accounts Date, adequate and fully in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by the Company at the Accounts Date and, in particular, was in accordance with SSAP 15 (or any replacement of it instituted by the Accounting Standard Board prior to the Accounts Date).

         (c) Except as set forth in SECTION 3.16(c) of the Disclosure Letter, if all facts and circumstances which are now known to the Company or any of the Sellers had been known at the time the Accounts were drawn up, the provision for deferred Taxation that would be contained in the Accounts would be no greater than the provision which is so contained.

         (d) Except as set forth in SECTION 3.16(d) of the Disclosure Letter, since the Accounts Date:

                  (i) the Company has not declared, made or paid any distribution within the meaning of Section 209 ICTA 1988;

                  (ii) no accounting period of the Company has ended;

                  (iii) there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

                  (iv) no event has occurred which will give rise to a tax liability on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

                  (v) no disposal has taken place or other event occurred which will or may have the effect of crystallizing a liability to Taxation which should have been but was not included in the provision for deferred Taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

                  (vi) The Company has not made either any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax, or as a management expense of an investment company;

                  (vii) the Company has not been a party to any transaction for which any tax clearance provided for by statute has been or could have been obtained; and

                  (viii) the Company has not paid or become liable to pay or acted (directly or through an agent or other representative) in such manner that it has incurred or will incur a liability to pay any interest or penalty in connection with any tax or otherwise paid any tax after its due date for payment or become liable to pay any tax the due date for payment of which has passed or become prospectively liable to pay any tax the due date for payment of which will be in the 30 days after the date of this agreement.

         (e) Except as set forth in SECTION 3.16(e) of the Disclosure Letter, the Company has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any revenue authority, including (but without limitation) the Inland Revenue and HM Customs and Excise.

         (f) Except as set forth in SECTION 3.16(f) of the Disclosure Letter, there is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any revenue authority regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from the Company and, to the best knowledge of the Sellers, there are no circumstances which make it likely that any such dispute or disagreement will commence.

         (g) Except as set forth in SECTION 3.16(g) of the Disclosure Letter, the Company has sufficient records relating to past events, including any elections made, to calculate with reasonable certainty the tax liability or relief which would arise on any disposal or on the realization of any asset owned at the Accounts Date by the Company or acquired by the Company since that date but before completion.

         (h) The Company has duly submitted all claims and disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the Accounts.

         (i) The amount of tax chargeable on the Company during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement, agreement or other formal or informal arrangement with any revenue authority ("arrangements"), including (but without limitation) the Inland Revenue or the Customs and Excise, other than arrangements which are published by the relevant tax authority or otherwise generally available to tax payers to whom such arrangements are relevant.

         (j) The Company has not received any notice from any revenue authority, including the Inland Revenue, which required or will or may require such member to withhold tax from any payment made since the Accounts Date or which will or may be made after the date of this agreement.

         (k) The Company is not a "large company" within the meaning of Regulation 3 of the Installment Payments Regulations.

         (l) SECTION 3.16(l) of the Disclosure Letter contains full details of all installment payments required to be made by the Company under the Installment Payments Regulations since the Accounts Date and all of repayments claimed by the Company under the Installment Payments Regulations since the Accounts Date, all such payments or repayments have been duly made or received, and the computation of each such payment or claim for repayment took full and proper account of all relevant estimates and other information available to the Company at the time when any such payment was required to be made or (as the case may be) at the time when any such claim for repayment was submitted to the Inland Revenue.

         (m) The Company has sufficient books, documents, records and other information to enable it promptly to comply in full with any notice served on it under Regulations 10 or 11 of the Installment Payments Regulations in respect of any accounting period commencing before Completion.

         (n) Except as set forth in SECTION 3.16(n) of the Disclosure Letter, no action has been taken by the Company before Completion such that the provisions of Regulation 14 of the Installment Payments Regulations could have effect in respect of the Company at any time.

         (o) All documents which are required to be stamped and which are in the possession of the Company or by virtue of which the Company has any right have been duly stamped.

         (p) Except as set forth in SECTION 3.16(p) of the Disclosure Letter, since the Accounts Date the Company has not incurred any liability to stamp duty reserve tax.

         (q) Except as set forth in SECTION 3.16(q) of the Disclosure Letter, the Company is registered for the purposes of VATA 1994 and has made, given, obtained and kept in all material respects, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by the Commissioners of Customs and Excise to give security under paragraph 4 of Schedule 11 VATA 1994.

         (r) The Company has never been treated as a member of a group under
Section 43 VATA 1994 and no application has ever been made for the Company so to be treated.

         (s) The Company has not, since the date 12 months before the Accounts Date, been in default in respect of any prescribed accounting period as mentioned in Section 59 or Section 59A VATA 1994.

         (t) Full details of any claim made by the Company for bad debt relief under Section 36 VATA 1994 have been disclosed in writing to the Buyer.

         (u) The Company has not made an election to waive exemption in relation to any land in accordance with paragraph 2 of Schedule 10 VATA 1994.

         (v) SECTION 3.16(v) of the Disclosure Letter contains full details of any assets of the Company to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) apply and in particular:

                  (i) the identity (including, in the case of leasehold property, the term of years), date of acquisition and cost of the asset; and

                  (ii) the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

         (w) The Company has not, at any time within the last six years, acted as agent of any person not resident in the United Kingdom for the purposes of
Section 47 VATA 1994 or been appointed as a VAT representative of any person for the purposes of Section 48 VATA 1994.

         (x) All value added tax, import duty and other taxes or charges payable to H.M. Customs and Excise upon the importation of goods and all excise duties payable to H.M. Customs and Excise in respect of any assets (including trading stock) imported, owned or used by the Company have been paid in full.

         (y) On a disposal of all its assets by the Company:

                  (i) in the case of assets owned by the Company at the Accounts Date, for a consideration equal to the value attributed to those assets in preparing the Accounts; or

                  (ii) in the case of assets acquired since the Accounts Date, for a consideration equal to the consideration given for those acquisitions then no liability or corporation tax on changeable gains would arise;

         (z) Full particulars of each claim under Sections 152 or 153 TCGA 1992 made prior to the date of this agreement to which Section 154 TCGA 1992 applies and which affects any asset which was owned by the Company on or after the Accounts Date have (except where the held over gain is treated as having accrued prior to the Accounts Date) been disclosed in writing to the Buyer.

         (aa) Since 6 April 1965, the Company has not made repayment of share capital to which Section 210(1) ICTA 1988 applies or issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of Part VI ICTA 1988.

         (bb) No part of the amount payable on redemption of any share capital or security at part will be a distribution, as defined in ICTA 1988.

         (cc) The Company is a close company as defined in ICTA 1988.

         (dd) Neither the Company nor any Subsidiary has outstanding any loan to which the provisions of Section 419 ICTA 1988 would apply (loans to participators etc.).

         (ee) The Company is not a close investment-holding company as defined in Section 13A ICTA 1988.

         (ff) To the best knowledge of the Sellers, the Company is not under any obligation to make any future payment which will be prevented (whether on the grounds of being a distribution or for any other reason) from being deductible for corporation tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income or as a non-trading debit under Chapter II Part IV Finance Act 1996, by reason of any statutory provision, other than Section 74(1)(f) ICTA 1988 (capital).

         (gg) Except as set forth in SECTION 3.16(gg) of the Disclosure Letter, the Company has made all deductions in respect, or on account, of any tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

         (hh) The Company has not, at any time within the last six years, acquired any asset from any other company which was, at the time of the acquisition, a member of the same group of companies as that member for the purposes of any tax.

         (ii) The United Kingdom as the tax residence of the Company is the only country whose tax authorities seek to charge tax on the worldwide profits or gains of the Company and the Company has never paid tax on income profits or gains to any tax authority in any other country.

         SECTION 3.17 Environmental Matters. The Company: (i) has obtained all approvals consents, authorizations, permits, licenses, permissions, ratifications, waivers or exemptions, (collectively, the "ENVIRONMENTAL APPROVALS") which are required to be obtained under all applicable laws (including common laws) or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its respective agents ("ENVIRONMENTAL LAWS"); (ii) is and has been in compliance with all terms and conditions of such required Environmental Approvals, and also is and has been in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; and (iii) as of the date hereof, is not aware of nor has received notice or communication of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

         SECTION 3.18 Intellectual Property.

         (a) Company Intellectual Property. The Company (i) has such right, title and interest in and to the name under which it is incorporated as is provided pursuant to the Company's registration as a limited liability company under the laws of the United Kingdom; (ii) has received no notice of objections to the Company's use of such name or any other name under which it conducts its business; and (iii) has full rights to use each such name in the conduct of its business in the United Kingdom as currently conducted. To the best knowledge of the Sellers, no other Person has any right to use any such name in the conduct of any similar business in the United Kingdom. Except as otherwise described in
SECTION 3.18 of the Disclosure Letter, the Company has all right, title and interest in and to all (A) all inventions whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (B) all trademarks, service marks, trade dress, logos and trade names, together with all adaptations, derivations, and combinations thereof and including the goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (D) all trade secrets and confidential business information (including research and development, research reports and related data, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (E) all computer software (including data and related documentation), except for computer software licensed from third parties; (F) all other proprietary rights; and (G) all copies and tangible embodiments thereof (in whatever form or medium) (the items described in clauses
(A) through (G) are referred to collectively as "INTELLECTUAL PROPERTY") used in the conduct of its business and necessary for the ongoing conduct of such business (the "COMPANY INTELLECTUAL PROPERTY"). SECTION 3.18(a) of the Disclosure Letter lists all registered patents, trademarks, service marks, copyrights and pending applications for the foregoing. To the best knowledge of the Sellers, the Company has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party, and neither the Company, nor any of its directors or officers has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Company Intellectual Property. Except as disclosed in SECTION 3.18(a) of the Disclosure Letter, with respect to each item of Company Intellectual Property: (A) the Company possesses all right, title and interest in and to such item, free and clear of any Lien, license or other restriction;
(B) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, and the Company has not received notice that any such action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and (D) the Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

         (b) Licenses. SECTION 3.18(b) of the Disclosure Letter identifies (i) each written license, sublicense, agreement or permission pursuant to which the Company uses any Intellectual Property owned by a third party, except shrink wrap software licenses (the "WRITTEN LICENSES") and (ii) each item of Intellectual Property covered by the Written Licenses. The Sellers have delivered to the Buyer true, correct and complete copies of all of the Written Licenses, each as amended and in effect. With respect to each item of Intellectual Property required to be identified on SECTION 3.18(b) of the Disclosure Letter:

                  (A) the Written License covering such item is legal, valid, binding, enforceable and in full force and effect;

                  (B) the Written License covering such item will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (C) the Company is not in material breach or default of the Written License covering such item, and no event has occurred with respect to the Company which with notice or the lapse of time would constitute a material breach or default thereof or permit termination, modification or acceleration thereunder;

                  (D) to the best knowledge of the Sellers, no other party to the Written License covering such item is in material breach or default thereof, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;

                  (E) neither the Company, nor, to the best knowledge of and the Sellers, any other party to the Written License covering such item has repudiated any provision thereof; and

                  (F) to the best knowledge of the Sellers, such item is not subject to any material outstanding injunction, judgment, order, decree, ruling or charge and no material action, suit, proceeding, hearing, investigation, charge or complaint is pending, claimed, demanded or threatened which challenges the legality, validity or enforceability of such item.

         SECTION 3.19 Insurance. SECTION 3.19 of the Disclosure Letter sets forth a list of all fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance and other insurance policies maintained by the Company. All such insurance is in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, and all such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its respective properties and assets.

         SECTION 3.20 Accounts Receivable. The accounts receivable of the Company as reflected in the most recent Accounts, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, and the Company has made reserves adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as could not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.21 [Intentionally Omitted].

         SECTION 3.22 Change in Control Payments. Except as set forth in SECTION
3.22 of the Disclosure Letter, the Company is neither a party nor subject to any plan, program or agreement pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

         SECTION 3.23 Expenses. SECTION 3.23 of the Disclosure Letter sets forth a description of all of the estimated expenses of the Company which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement. SECTION 1.1

         SECTION 3.24 Insolvency Matters.

         (a) No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

         (b) No administration order has been made and no petition for such an order has been presented in respect of the Company.

         (c) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

         (d) The Company is not insolvent, or unable to pay its debts within the meaning of Section 123 Insolvency Act 1986 of England and Wales (the "INSOLVENCY ACT"), or has stopped paying its debt as they fall due.

         (e) No voluntary arrangement has been proposed under Section 1 Insolvency Act in respect of the Company.

         (f) No event analogous to any of the foregoing has occurred in or outside England.

         (g) No unsatisfied judgment is outstanding against the Company.

         (h) No guarantee, loan capital, borrowed money or interest is overdue for payment, and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

         (i) No bankruptcy order has been made in respect of any of the Sellers or a petition for such an order presented.

         (j) No application has been made in respect of any of the Seller for an interim order under Section 253 Insolvency Act.

         (k) None of the Sellers are unable to pay or to have no reasonable prospect of being able to pay any debt as those expressions are defined in
Section 268 Insolvency Act.

         (l) No person has been appointed by the court to prepare a report in respect of any of the Sellers under Section 273 Insolvency Act.

         (m) No interim receiver has been appointed of the property of any of the Sellers under Section 286 Insolvency Act. (1)

         SECTION 3.25 Predecessor Status, etc. Set forth in SECTION 3.25 of the Disclosure Letter is a listing of all names of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired all or substantially all of the assets of such entity, or all or substantially all of the assets of any division or line of business of such entity. Except as disclosed in SECTION 3.25 of the Disclosure Letter, the Company has not been a subsidiary or division of another corporation nor been a part of an acquisition which was later rescinded. Except as set forth in SECTION
3.25 of the Disclosure Letter, neither the Company nor any of the Sellers has owned any Buyer Common Stock nor has there been any sale or spin-off of significant assets of the Company within the last two years other than in the ordinary course of business.

         SECTION 3.26 Delinquent and Wrongful Acts. The Company has not committed or is liable for any criminal, illegal or unlawful act, and no claim that it has or is remains outstanding against it.

         SECTION 3.27 Transactions with Affiliates. Except as set forth in
SECTION 3.27 of the Disclosure Letter, neither any Seller nor any other affiliate of the Company nor any member of the immediate family of any Seller or any other affiliate of the Company (a) is a competitor, client or supplier of the Company, (b) is a party to any Contract with the Company, (c) has any right to or interest in any asset, tangible or intangible, which is used in the operations of the Company or (d) has any indebtedness to or from the Company.

         SECTION 3.28 Full Disclosure. No representation or warranty made by the Sellers contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Sellers to Buyer in, or pursuant to the provisions of, this Agreement, including without limitation the Disclosure Letter, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         Buyer hereby represents and warrants to the Sellers that:

         SECTION 4.1 Organization and Qualification; Subsidiaries. Each of Buyer and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Buyer and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.

         SECTION 4.2 Charter and By-Laws. Buyer has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, as amended to date. Such Certification of Incorporation and By-Laws are in full force and effect. Buyer is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         SECTION 4.3 Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

         SECTION 4.4 No Conflict, Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Buyer, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Buyer's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

         SECTION 4.5 SEC Filings; Financial Statements.

         (a) Buyer has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "BUYER FORM 10-K"), (ii) its definitive proxy statement prepared in connection with its 1999 annual meeting of stockholders, (iii) all other reports or registration statements filed by Buyer with the SEC since the date of the filing of the Buyer Form 10-K, including without limitation, its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1999 and Current Reports on Form 8-K, and (iv) all amendments and supplements to all such reports and registration statements filed by Buyer with the SEC (collectively, the "BUYER SEC REPORTS"). The Buyer SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and applicable regulations thereunder and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Buyer's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         SECTION 4.6 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Buyer, threatened against the Buyer or any properties or rights of the Buyer before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body other than such claims, actions, suits that could not reasonably be expected to have a Material Adverse Effect.

         SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

         SECTION 4.8 Full Disclosure. No representation or warranty made by the Buyer contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Buyer to the Sellers in, or pursuant to the provisions of, this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such representation or warranty, in the light of the circumstances under which it was made, not misleading.

         SECTION 4.9 Authorization and Reservation of Buyer Common Stock. The reservation and issuance of shares of Buyer Common Stock to be issued hereunder hereby has been duly authorized by all necessary corporate action and, when issued as contemplated by this Agreement, such shares of Buyer Common Stock will be validly issued, fully paid and nonassessable.

         SECTION 4.10 No Adverse Change. Since September 30, 1999, there has been no material adverse change in the financial condition, results of operations, assets, liabilities or business of Buyer and it subsidiaries, taken as a whole other than general economic and securities market conditions.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         SECTION 5.1 Conduct of Business by the Company Pending the Closing. The Sellers covenant and agree that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, unless Buyer shall otherwise agree in writing, the Sellers shall cause the Company to, conduct its business only in, and the Sellers shall cause the Company not to, take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Sellers shall cause the Company to use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Sellers shall cause the Company not to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer:

         (a) amend or otherwise change the Memorandum or Articles of Association of the Company; (1)

         (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company;

         (c) sell, pledge, dispose of or encumber any assets (tangible or intangible) of the Company except for (i) dispositions of obsolete or worthless assets and (ii) sales of immaterial assets not in excess of $10,000 in the aggregate;

         (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including without limitation, Ordinary Shares or any option, warrant or right, directly or indirectly, to acquire shares of Ordinary Shares, or propose to do any of the foregoing;

         (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances;
(iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

         (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

         (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

         (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

         (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Accounts or incurred in the ordinary course of business and consistent with past practice; or

         (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Sellers contained in this Agreement untrue or incorrect or prevent the Sellers from performing or cause the Sellers not to perform its covenants hereunder.

         SECTION 5.2 No Solicitation.

         (a) The Sellers shall not, and the Sellers shall cause the Company not to, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any Seller, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition Proposal.

         (b) The Sellers shall and shall cause the Company to immediately notify Buyer after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing.

         (c) The Sellers shall and shall cause the Company to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Buyer) conducted heretofore with respect to any of the foregoing. The Sellers shall and shall cause the Company not to agree to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

         (d) The Sellers shall cause the Company to ensure that the officers, directors, employees, representatives and agents of the Company and the Sellers and any investment banker or other advisor or representative retained by the Company or the Sellers are aware of the restrictions described in this Section 5.2.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.1 Access to Information; Confidentiality. Upon reasonable notice, and subject to reasonable confidentiality provisions, the Sellers shall and shall cause the Company to afford to Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during the period from the date of this Agreement to the Closing, to all its properties, books, contracts, commitments and records and, during such period, the Sellers shall cause the Company to furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request, and shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Buyer may reasonably request.

         SECTION 6.2 Consents; Approvals; Further Actions. The Sellers and Buyer shall each use their reasonable best efforts to obtain, and or the Sellers shall cause the Company to obtain all consents, waivers, approvals, authorizations (including, without limitation, all governmental and regulatory rulings and approvals), and shall take or cause to be taken, all actions or cause to be done, all other things necessary, and the Sellers and Buyer shall, and, before the Closing the Sellers will cause the Company to, make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Sellers and Buyer and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Sellers and Buyer shall, and, before the Closing the Sellers will cause the Company to, furnish promptly all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

         SECTION 6.3 Notification of Certain Matters. Each of the Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Sellers, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by it contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of it materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.2(a) or 7.3(a) unless the failure to give such notice results in material prejudice to the other party.

         SECTION 6.4 [Intentionally Omitted].

         SECTION 6.5 Public Announcements. The Buyer and the Sellers shall consult with each other before issuing any press release with respect to the transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Buyer may, without the prior consent of any of the Sellers, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq National Market if it has used reasonable efforts to consult with the Sellers prior thereto.

         SECTION 6.6 Conveyance Taxes. The Buyer and the Sellers shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Closing. Buyer shall pay all UK stamp duty taxes for the transfer of the Shares to the Buyer.

         SECTION 6.7 Pooling Accounting Treatment. Each of Buyer and the Sellers agrees not to, and, before the Closing the Sellers agree to cause the Company not to, take any action that to its knowledge could reasonably be expected to adversely affect the ability of Buyer to treat the purchase of the Shares as a pooling of interests, and each of Buyer and the Sellers agrees to, and, before the Closing the Sellers agree to cause the Company to, take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Buyer to treat the purchase of the Shares as a pooling of interests. The taking by Buyer, the Sellers or the Company of any action prohibited by the previous sentence, or the failure of Buyer, the Sellers or the Company to take any action required by the previous sentence, shall, if the purchase of the Shares is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by Buyer or the Sellers, as the case may be, for the purposes of
Section 8.1(e).

         SECTION 6.8 Listing of Buyer Common Stock. Buyer shall cause the Buyer Common Stock to be approved for quotation, upon official notice of issuance, on the Nasdaq National Market.

         SECTION 6.9 Pooling Restrictions.

         (a) The Buyer has informed the Sellers that it is a material factor to the Buyer in entering into this Agreement that the transactions contemplated by this Agreement be treated as a "pooling-of-interests" for accounting purposes. Therefore, notwithstanding any other provision of this Agreement, prior to the publication and dissemination by the Buyer of consolidated financial results which include results of combined operations of the Company and the Buyer for at least 30 days on a consolidated basis following the Closing Date, no Seller shall sell or otherwise transfer or dispose of, or in any other way reduce his risk relative to, any shares of the Buyer Common Stock received by him pursuant hereto (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). Accordingly, the certificates evidencing the Buyer Common Stock to be received by the Sellers will bear a legend substantially in the form set forth below:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND FORRESTER RESEARCH, INC. (THE "ISSUER") SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY THE ISSUER THAT INCLUDE THE RESULTS OF AT LEAST THIRTY
         (30) DAYS OF COMBINED OPERATIONS OF THE ISSUER AND THE COMPANY ACQUIRED BY THE ISSUER FOR WHICH THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED."

         (b) The Buyer shall remove the forgoing legend from such certificates (and any stop order placed with the transfer agent with respect thereto) upon written request of the Sellers at any time after the requirements of Section 6.9 have been met.

         (c) Each Seller covenants and agrees that he will jointly and severally indemnify and hold harmless the Buyer from and after the Closing Date against any and all losses, damages, liabilities, claims, deficiencies, costs, expenses or expenditures resulting from a breach by either Seller of the restrictions set forth in the this Section 6.9, or a breach of the Sellers' representations and warranties set forth in this Agreement or in any document or certificate delivered pursuant to this Agreement that relate specifically to the ability of the Buyer to account for the transactions contemplated herein as pooling-of-interests.

         SECTION 6.10 SECURITIES ACT RESTRICTIONS.

         (a) Each Seller understands that the shares of Buyer Common Stock being issued to him pursuant to this Agreement are being issued pursuant to Regulation D and that therefore, such Seller agrees to resell such Buyer Common Stock pursuant to registration under the Securities Act or pursuant to an available exemption from registration. Each Seller also agrees not to engage in hedging transactions with regard to the Buyer Common Stock unless in compliance with the Securities Act.

         (b) Certificates representing the Buyer Common Stock will bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION."

         (c) The Buyer shall not register any sale, transfer or assignment of the Buyer Common Stock not made in accordance with the provisions of Regulation D, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

         SECTION 7.1 Conditions to Obligation of Each Party to Closing. The respective obligations of each party to consummate the purchase and sale of the Shares at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and sale of the Shares shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the sale of the Shares, which makes the consummation of the sale of the Shares illegal; and

         (b) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Buyer from exercising all material rights and privileges pertaining to its ownership or operation of the Company following the Closing or the ownership or operation by Buyer or any of its subsidiaries of all or a material portion of the business or assets of Buyer or any of its subsidiaries, as a result of the transactions contemplated by this Agreement.

         SECTION 7.2 Additional Conditions to Obligations of Buyer. The obligation of Buyer to purchase the Shares at the Closing is also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct at and as of the date made and as of the Closing Date with the same effect as though made on and as of the Closing Date. Buyer shall have received a certificate to such effect signed by each of the Sellers;

         (b) Agreements and Covenants. Each of the Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing, and Buyer shall have received a certificate to such effect signed by each of the Sellers;

         (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Sellers or the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Sellers or the Company;

         (d) Proceedings Satisfactory. All actions, proceedings, instruments and documents by the Sellers and the Company required to carry out this Agreement or incidental hereto as they relate to the transactions contemplated by this Agreement and all other related legal matters shall be reasonably satisfactory to the Buyer and its counsel;

         (e) No Material Adverse Effect. There shall not have occurred any change which has resulted in a Material Adverse Effect and no event or circumstances shall exist that may result in a Material Adverse Effect;

         (f) Resignations. Resignations of each of the Sellers as directors of the Company shall have been delivered to the Buyer;

         (g) Employment Agreements. Each of Sellers and Robert Dowson shall have executed and delivered to the Company (with copies to the Buyer) an employment agreement in substantially the form attached hereto as EXHIBIT 7.2(g) (collectively, the "EMPLOYMENT AGREEMENTS");

         (h) Noncompetition Agreements. Each of the Sellers and Robert Dowson shall have executed and delivered to Buyer and the Company a noncompetition agreement in substantially the form attached hereto as EXHIBIT 7.2(h);

         (i) Option Exchange and Cancellation Agreement. Robert Dowson shall have executed and delivered to Buyer and the Company an option exchange and cancellation agreement in substantially the form attached hereto as EXHIBIT 7.2(i);

         (j) Opinion of Accountants. Buyer shall have received an opinion of Arthur Andersen LLP, independent certified public accountants, to the effect that the purchase of the Shares qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement; (1)

         (k) Release. Each of the Sellers shall have executed and delivered to the Company (with copies to the Buyer) a release in substantially the form attached hereto in EXHIBIT 7.2(k); and

         (l) Related Transactions. All existing leases, agreements and arrangements between the Company and any of the Sellers or any affiliate of any of the Sellers shall either have been canceled or the terms thereof shall have been renegotiated on a basis no less favorable to the Company than would be the case if such transaction had been effected with an unrelated third party. The Buyer shall have been satisfied that such leases, agreements and arrangements do not affect its ability to account for this transaction or future acquisitions as poolings of interest.

         SECTION 7.3 Additional Conditions to Obligation of the Sellers. The obligations of the Sellers to sell the Shares at the Closing are also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall have been true and correct as of the date made and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Sellers shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Buyer;

         (b) Agreements and Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Sellers shall have received a certificate to such effect signed by the President or the Chief Financial Officer of the Buyer;

         (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Buyer for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by the Buyer; and

         (d) Proceedings Satisfactory. All actions, proceedings, instruments and documents by the Buyer required to carry out this Agreement or incidental hereto as they relate to the transactions contemplated by this Agreement and all other related legal matters shall be reasonably satisfactory to the Sellers and their counsel.

         (e) Registration Rights Agreement. Buyer shall have executed and delivered into a Registration Rights Agreement in substantially the form attached hereto as EXHIBIT 7.3(e).

                                  ARTICLE VIII

                                   TERMINATION

         SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of the Buyer and the Sellers; or

         (b) by either Buyer or the Sellers if the Closing shall not have been consummated by December 1, 1999 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

         (c) by either Buyer or the Sellers if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the purchase and sale of the Shares (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party who has not complied with its obligations under Section 6.2 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

         (d) by Buyer, (i) if any representation or warranty of or the Sellers set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Sellers set forth in this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied (either (i) or (ii) above being a "TERMINATING BREACH"), provided, that, if such Terminating Breach is curable prior to December 1, 1999 by the Sellers through the exercise of their or its reasonable best efforts and for so long as the Sellers continue to exercise such reasonable best efforts, Buyer may not terminate this Agreement under this Section 8.1(d); or

         (e) by the Sellers, (i) if any representation or warranty of Buyer set forth in this Agreement shall be untrue when made, or (ii) upon a breach by Buyer of any covenant or agreement set forth in this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied (either
(i) or (ii) above being a "TERMINATING BREACH"), provided, that, if such Terminating Breach is curable prior to December 1, 1999 by Buyer through the exercise of its reasonable best efforts and for so long as Buyer continues to exercise such reasonable best efforts, the Sellers may not terminate this Agreement under this Section 8.1(e).

         SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (other than with respect to the provisions of all of Articles 8 and 9, and Sections 10.1, 10.2, 10.7, 10.12 and 10.13, each of which shall survive any such termination); provided, however, that no termination shall relieve any party from any liability arising from or relating to breach prior to termination.

         SECTION 8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing occurs; PROVIDED, HOWEVER, that the regular salary of employees of the Company who worked on the transaction contemplated hereby payable in the ordinary course of business and filing fees incurred by the Company, after the Closing, if any, to change the name of the Company or to change the capitalization of the Company, in each case after the Closing shall not be deemed to be expenses of the Sellers for purposes of this Section 8.3. All legal, accounting, investment banking and other fees and expenses typically borne by the Company and which are incurred by the Company prior to the Closing (regardless of when accrued) in connection with this Agreement and the transaction contemplated hereby shall be deemed to be expenses of the Sellers,

                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.1 Survival of Representations and Warranties.

         (a) The representations and warranties of the Sellers made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing for a period of one year from the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 2.4, 2.5, 3.1, 3.3 and 3.4 shall survive indefinitely and (ii) the representations and warranties that relate to Taxes, including without limitation the representations and warranties set forth in Section 3.16, shall survive until the expiration of the applicable statutes of limitations for such Taxes (including any extensions thereof); provided, further, that representations and warranties with respect to which a claim for indemnification is made within the applicable survival period shall survive until such claim is finally determined and paid.

         (b) The representations and warranties of the Buyer made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing for a period of one year following the Closing Date, provided, however, the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.9 shall survive indefinitely; provided, further, that representations and warranties with respect to which a claim for indemnification is made within the applicable survival period shall survive until such claim is finally determined and paid.

         (c) No claim for indemnification may be made with respect to a representation and warranty after the expiration of the applicable survival period, other than claims based on fraud.

         SECTION 9.2 Indemnification by the Sellers. The Sellers, jointly and severally, (each in his capacity as an indemnifying party, an "INDEMNIFYING PARTY") covenants and agrees that he will indemnify, defend, protect, and hold harmless the Buyer and the Company and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "INDEMNITEE") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "DAMAGES") incurred by such Indemnitee as a result of or incident to:

         (a) any breach of any representation or warranty of the Sellers set forth herein or in any certificate or other document delivered in connection herewith (as each such representation or warranty would read if all qualifications as to materiality and knowledge were deleted therefrom) and any misrepresentation in connection with this Agreement or the transactions contemplated hereby;

         (b) any breach or nonfulfillment by the Sellers, or any noncompliance by the Sellers with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith; and

         (c) any Taxes of any kind arising out of activities of the Company prior to the Closing Date or relating to or arising in connection with the transfer of the Shares to the Buyer.

         SECTION 9.3 Indemnification by the Buyer. The Buyer (in its capacity as an indemnifying party, an "INDEMNIFYING PARTY") covenants and agrees that it will indemnify, defend, protect and hold harmless each of the Sellers (each in his capacity as an indemnified party, an "INDEMNITEE") at all times from and after the date of this Agreement from and against all Damages incurred by such Indemnitee as a result of or incident to:

         (a) any breach of any representation or warranty of the Buyer set forth herein or in any certificate or other document delivered in connection herewith (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom) and any misrepresentation in connection with this Agreement or the transactions contemplated hereby; and

         (b) any breach or nonfulfillment by the Buyer of, or noncompliance by the Buyer with, any covenant, agreement or obligation contained herein or in any certificate or other document delivered in connection herewith.

         SECTION 9.4 Third Person Claims. Promptly after an Indemnitee has received notice of or has knowledge of any claim ("THIRD PARTY CLAIM") by a person not a party to this Agreement (a "THIRD PERSON") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made against an Indemnifying Party, give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding; PROVIDED, HOWEVER, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have right to defend and settle, at its own expense and by its own counsel, any such matter so long as (a) the Indemnifying Party notifies the Indemnitee in writing within 15 days after the Indemnitee has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnitee against any adverse consequences the Indemnitee may suffer as a result of, or relating to, such Third Party Claim, (b) the Indemnifying Party provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (d) settlement of, or an adverse judgment with respect to, the Third Party Claim is not likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party or any of its subsidiaries, and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnitee's possession or control. Notwithstanding the foregoing, the Indemnitee shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing Indemnitee, in which case the Indemnifying Party will reimburse the Indemnitee for the expenses of its counsel); provided that the Indemnifying Party's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnifying Party has notified the Indemnitee of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnitee in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party or if there is a conflict of interest that entitles Indemnitee to reimbursement as provided above, in which events the Indemnitee shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnitee unreasonably refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnitee shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnitee is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnitee may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnitee may settle such matter, and the Indemnifying Party shall reimburse the Indemnitee for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnitee in connection therewith, provided, however, that under no circumstances shall the Indemnitee settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         SECTION 9.5 Limitations on Indemnification.

         (a) No Indemnified Party shall be entitled to indemnification under this Article 9 for Damages for breaches of representations and warranties, other than breach of any representation or warranty set forth in Section 3.9, until the aggregate amount of such Damages incurred by such person or persons exceeds $380,000 in which event such persons shall be entitled to indemnification only for the aggregate cumulative amount of Damages above such limit;

         (b) The maximum amount that any Seller shall individually be obligated to pay to any Indemnified Party under this Article 9 for Damages for breaches of representations and warranties, other than breach of any representation or warranty set forth in Sections 2.4 or 3.9, shall be $5,700,000.

         (c) Each Seller's liability for claims for indemnification under this
Article 9 for any breach of a representation or warranty set forth in Article 3 therefor shall be limited to 50% of the total amount of such claim.

         SECTION 9.6 Adjustment of Buyer Common Stock. Each Seller shall pay all claims for indemnification hereunder in shares of Buyer Common Stock to the extent that he holds shares of Common Stock at the time (plus any dividends paid on such shares between the Closing Date and the date of such payment). For purposes of the indemnification payments, the Buyer Common Stock shall be valued at the Closing Average Price. To the extent that the Sellers have insufficient shares of Buyer Common Stock, the claim for indemnification shall be paid in cash.

         SECTION 9.7 No Contribution. The Sellers acknowledge and agree that they shall not have and shall not exercise or assert any right of contribution, indemnification, subrogation or other remedy or right against the Company in connection with any indemnification, obligation or other liability to which they may become subject under or in connection with this Agreement, or any certificate or other document delivered in connection herewith.

         SECTION 9.8 No Offset Against Wages. The Buyer shall have no right of offset of any claim for adjustment, or amounts payable by Sellers, under this
Article IX against any salary, wages or employee benefits payable to any Seller pursuant to his Employment Agreement.

         SECTION 9.9 Sole and Exclusive Remedy. Except as otherwise provided in
Section 6.9, the indemnification provided in this Article IV shall be the sole and exclusive remedy available to any Indemnitee fee breach of representations and warranties set forth in this Agreement.

                                    ARTICLE X

                               GENERAL PROVISIONS

         SECTION 9.10 Survival, Etc.

         (a) The agreements set forth in Article 9 and Section 8.3 shall survive independently.

         (b) Any disclosure made with reference to one or more Sections of the Seller Disclosure Letter shall be deemed disclosed only with respect to such Section or Sections.

         SECTION I.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a) If to the Buyer:

             Forrester Research, Inc.
             400 Technology Square
             Cambridge, MA  02139
             Attention:
             Telephone No.:  (617) 374-4768
             Telecopier No.:  (617) 613-5643

         With a copy to:

             Ropes & Gray
             One International Place
             Boston, MA  02110
             Attention:  Ann L. Milner, Esq.
             Telephone No.: (617) 951-7000

             Telecopier No.: (617) 951-7050

         (b) If to the Sellers, at such persons address shown on the signature page hereto:

         With a copy to:

         OLSWANG
         90 Long Acre
         London WC2E 9TT
         Attention:  Stephen Hermer, Esq.
         Telephone No.:  0171-208-8888
         Telecopier No.:  0171-208-8800

         SECTION 10.3 Certain Definitions. For purposes of this Agreement, the term:

         (a) "AFFILIATES" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

         (b) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

         (c) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

         (d) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, Buyer or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Buyer or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 10.5 Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         SECTION 10.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 10.9 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights hereunder to any wholly-owned subsidiary of the Buyer or by operation of law provided that no such assignment shall relieve the Buyer of its obligations hereunder and provided further that none of the Sellers' representations, warranties, covenants or other obligations (including without limitation the indemnification provisions of Article IX) under this Agreement may at any time be assigned or transferred to, or be enforceable by, any person other than the Buyer, a wholly-owned subsidiary of the Buyer or any other person specified in
Section 9.2.

         SECTION 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

         SECTION 10.11 Effect of Investigation; Best Knowledge.

         (a) No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation.

         (b) When a representation or warranty contained herein or in any certificate or other document delivered in connection herewith is made to the "best knowledge" of a party, such party shall be deemed to know all facts and circumstances that a reasonable investigation of the subject matter of such representation or warranty would have revealed.

         SECTION 10.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 10.13 Brokers. The Sellers shall pay all brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Sellers.

         SECTION 10.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

         SECTION 10.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.16 Submission to Jurisdiction. Each of the Sellers and Buyer
(a) submits to the jurisdiction of any state or federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) submits to the jurisdiction of any court sitting in England in any action or proceeding arising out of or relating to this Agreement, (c) agrees that all claims in respect of the action or proceeding may be heard and determined in any such courts specified in clause (a) or clause (b) of this Section 10.16 and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement courts other than those specified in clause (a) or clause (b) of this Section 10.16. Each of the Sellers and Buyer waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and any defense of improper venue. Each of the Sellers and Buyer may make service on the other party by sending or delivering a copy of the process to the entity to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.16, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

         IN WITNESS WHEREOF, the Buyer and the Sellers have caused this Agreement to be executed as an instrument under seal as of the date first written above.


                                          FORRESTER RESEARCH, INC.

                                             /s/ Susan M. Whirty
                                          By:__________________________________
                                             Name: Susan M. Whirty
                                             Title: Chief Financial Officer


                                          NEIL BRADFORD


                                          /s/ Neil Bradford
                                          _____________________________________
                                          Address:
                                          No. of Ordinary Shares: 5,000


                                          WILLIAM REEVE


                                          /s/ William Reeve
                                          _____________________________________
                                          Address:
                                          No. of Ordinary Shares: 5,000

                                    EXHIBITS

     Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits to the Stock Purchase Agreement have been omitted and the registrant agrees to furnish supplementally a copy of such exhibits to the Commission upon request.